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                                  SLACK WAX AND
                           PETROLATUM SALES AGREEMENT

     This Agreement is made this 22nd day of April, 1994, by and between Quaker State Corporation, a Delaware corporation, hereinafter referred to as "Seller", and Petrowax PA Inc., a Delaware corporation, debtor and debtor-in-possession, hereinafter referred to as "Buyer".

     WHEREAS, Petrowax and Quaker State entered into an Asset Purchase and Sale Agreement dated as of March 30, 1990 ("Asset Agreement"). The Asset Agreement, among other things, transferred ownership from Quaker State to Petrowax of a manufacturing facility known as the Emlenton Wax Plant located in Emlenton, Pennsylvania (the "Emlenton Wax Plant") and a manufacturing plant known as the McKean Plant located in Farmer's Valley, Pennsylvania (the "McKean Plant").

     WHEREAS, pursuant to the Asset Agreement, Petrowax and Quaker State entered into a slack wax and petrolatum sales agreement dated April 30, 1990 (the "1990 Slack Wax Agreement") providing for the sale of Quaker State's entire output of slack wax and petrolatum produced at Quaker State's Congo refinery at Newell, West Virginia, through May 1, 1995.

     WHEREAS, on February 25, 1992 (the "Petition Date"), Petrowax filed a petition in the United States Bankruptcy Court for the District of Delaware (the "Court") under Chapter 11 of Title 11 United States Code (the "Code") (case number 92-210). Since the Petition Date, Petrowax has been operating as Debtor in Possession pursuant to Section 1107.

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     WHEREAS, pursuant to a certain Amendment, Agreement and Joint Release dated
April 22, 1994 ("Amendment"), the parties have agreed to execute this Agreement in order to provide for Buyer's purchase and Seller's sale of Seller's entire output of slack wax and petrolatum (the "Products") produced at Seller's Congo Refinery at Newell, West Virginia (hereinafter called the "Facility") following expiration of the 1990 Slack Wax Agreement, and provided that no event of default as defined in the 1990 Slack Wax Agreement has occurred following the date of the Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

     1. TERM. Unless earlier terminated as provided herein, the primary term of this Agreement ("Primary Term") shall be a period commencing on May 2, 1995 and ending on May 1, 1999. On or before November 1, 1998, either party may provide written notice requesting that negotiations for an extension of the Primary Term take place, whereupon Buyer and Seller shall negotiate in good faith during the six month period preceding the expiration date of the Primary term to negotiate an extension satisfactory to each of the parties, provided that neither party shall have any obligation to agree to any extension of the Primary Term. In the event no extension of the Primary Term of the Agreement on the terms contained therein is reached, Seller shall remain obligated to sell Products to Buyer for an additional twelve months from the termination date of the Primary Term ("Wind-down Period") on all of the terms and conditions of the Agreement and at the current pricing applicable to the Wind-down



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Period under Section 5(a). As used in this Agreement, "term" shall mean both the
Primary Term (as it may be extended) and the Wind-down Period.

     2. QUANTITY. During the term of this Agreement, Seller agrees to sell and Buyer agrees to purchase the Products produced at the Facility.

          Seller shall, at least thirty (30) days prior to the first day of each month, provide to Buyer an estimate of Seller's output of Products for such month and a proposed delivery schedule. Buyer shall within ten (10) days of receipt of Seller's notification, confirm that the delivery schedule is acceptable to Buyer or propose an alternate schedule. Seller shall reply within ten (10) days of receipt of any alternate schedule proposed by Buyer whether such schedule is acceptable to Seller. Failure by party to reply within the above time periods shall be deemed acceptance of the other party's proposed schedule.

     Deliveries within each month shall be scheduled in approximately equal weekly amounts. Should Buyer be unable to accept such quantities at any time, Seller shall have the right to sell any quantities of Products not accepted by Buyer to parties other than Buyer.

     3. QUALITY. The Products sold hereunder shall meet the specifications set forth on Exhibit A hereto. In the event Seller's source of crude oil to the Facility should change, Seller and Buyer shall negotiate in good faith revised specifications corresponding to the new crude oil source.

          Upon receipt of Products, Buyer shall be responsible for any testing deemed necessary by Buyer. Should Buyer believe that any Products delivered fail to


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meet the required specifications, Buyer shall make any claim in writing to
Seller together with a copy of the results of Buyer's testing. Any claim not made to Seller by the earlier of (a) three (3) days after receipt of the Product or (b) processing or mixing of the Product with other material, shall be conclusively deemed to be waived.

     4. DELIVERY. All Products sold by Seller to Buyer will be sold F.O.B. the Facility. Title to the Products and risk of loss shall pass from Seller to Buyer when loaded into the carriers provided by Buyer at the Facility. All carriers for the Products sold hereunder shall be provided by the Buyer.

          The amount of Products delivered to Buyer shall be determined by Seller on the basis of Seller's measurement at the Facility at the time of loading into the carriers provided by Buyer.

     5. PRICE. Pricing for each Product sold under this Agreement in any month shall be equal to the results of the following calculation, on a weighted average price basis using applicable pricing data at the Facility for the month of delivery:

          a. The price for slack wax sold under this Agreement shall be computed as follows:

               Price per gallon = "S" Coefficient x (0.667 x Congo rack unleaded gasoline posted price + 0.333 x Congo posted price for number 2 fuel oil - 0.024 per gallon)

          b. The price for petrolatum sold under this Agreement shall be computed as follows:


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               Price per gallon = "P" Coefficient x (0.667 x Congo rack unleaded gasoline posted price + 0.333 x Congo posted price for number 2 fuel oil - 0.024 per gallon)

               The above pricing is based upon average oil content for slack wax of 14.75 percent and for petrolatum of 18.89 percent, using 1993 ASTM test procedure 3235, "Solvent Extractables in Petroleum Waxes."

               The "S" Coefficient and "P" Coefficient under Paragraphs (a) and
(b) above shall be as follows (adjusted on May 1 of the designated year):

                                                 S                P
                                               -----            -----

               1995                             .85              .90
               1996                             .90              .95
               1997                             .90              .95
               1998 and beyond                 1.25             1.95

          References to "rack" prices of gasoline and number 2 fuel oil above shall exclude taxes applicable to sales of gasoline and number 2 fuel oil generally but Petrowax shall be responsible for payment of taxes specifically levied on Products sold under this Agreement (which may be added to invoices for Products sold).

          c. Seller shall certify to Buyer prior to each delivery of the Product that the the Product delivered meets the specifications therefor set forth in Exhibit A hereto. Seller's certificates shall be based upon an up and down representative sample, and sampling shall be performed only when the entire content of the shipping tank is in a liquid state. All such samples shall be tested by the ASTM method set forth in Exhibit A hereto. Seller shall deliver test results to Buyer at the time of delivery of the Product. Should Buyer dispute such results, Buyer shall so notify Seller within three (3)


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business days of receipt of Seller's analysis and in any event prior to mixing of such Product with other material, including with the notice the results of Buyer's testing of its sample of such delivery. In the event Seller's and Buyer's results differ by 5% or less, the average of Buyer's and Seller's results shall be used to determine whether any premium or penalty pursuant to paragraph 5(d) hereof applies. Should Buyer's and Seller's results differ by more than 5%, a sample of such delivery shall be sent to a mutually agreed independent laboratory, whose final testing results shall be conclusive for purposes of this Agreement. The cost of any independent testing shall be borne equally by Seller and Buyer.

          Should Buyer not provide notice to Seller of a disputed test result within the time provided above, the results of Seller's testing on such delivery shall be deemed conclusive.

          d. The above prices shall be subject to adjustment, upward or downward, as follows:

               i. As a quality premium, upward by $0.007 per gallon for each 1% below 18.89% oil content for petrolatum or below 14.75% oil content for slack wax.
               ii. As a quality penalty, downward by $0.007 per gallon for each 1% above 18.89% oil content for petrolatum or above 14.75% oil content for slack wax. The maximum oil content for any products acceptable to Buyer is 25% and Buyer shall not be obligated to purchase any Products with oil content in excess of 25%.


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               iii. Penalties or premiums applicable to Products delivered in any month shall be accumulated and netted at the end of such month. Any net premium or penalty shall be paid by Buyer or Seller on or before the 15th day of the month succeeding the month of delivery.

          e. Seller shall receive a payment of 1% of Buyer's realized net price for finished waxes derived from the respective Products. The term "realized net price" shall mean Buyer's sales price less applicable commissions for the respective finished waxes.

     6. BILLING AND PAYMENT. Buyer shall remit payment to Seller for all products sold hereunder on the 15th day of the month following the month in which such products were delivered. Any amount not paid when due shall bear interest at the rate of 1.25% per month until paid in full.

          In no event shall Seller be obligated to extend more than $150,000 of credit to Buyer (increased to $300,000 upon confirmation of Buyer's plan of reorganization in its Chapter 11 bankruptcy proceeding). If Buyer exceeds the applicable credit limit, Seller shall not be obligated to ship Products to Buyer unless such shipments are paid for by wire transfer immediately prior to shipment or amounts owing in excess of the credit limit have been paid in full. In addition, Seller reserves the right to require payment in advance of shipment, or other security satisfactory to Seller, in the event Buyer should fail to make timely payment for Products delivered hereunder.

     7. TAXES. Buyer shall reimburse Seller for any sales, use or excise taxes imposed on Seller with respect to the sale to Buyer of the Products delivered hereunder


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by any local, state or federal governmental body, whether such tax is presently in effect or is imposed after the execution of this Agreement.

     8. WARRANTY. Seller warrants that it has and will have good and marketable title to all Products delivered and sold hereunder and that the Products will meet the specifications therefor set forth in Exhibit A hereto. Other than the specifications set forth on Exhibit A, Seller makes no representation or warranty whatsoever, express or implied with respect to the Products and Seller specifically DISCLAIMS AND EXCLUDES FROM THIS AGREEMENT THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

     9. REMEDY. Buyer's sole and exclusive remedy in the event of delivery of Products that do not conform to oil content specifications set forth in Exhibit A hereto shall be a price adjustment for such Products pursuant to paragraph 5(c); provided, however, that Buyer shall have the option to reject delivery of Products the oil content of which exceeds 25% based upon the results of testing by a mutually agreed independent laboratory as provided in paragraph 5(c) hereof. Buyer's sole and exclusive remedy in the event of delivery of Products that do not conform to the specifications, other than oil content, set forth on Exhibit A or in the event oil content exceeds 25% based upon the results of testing by a mutually agreed independent laboratory as provided in paragraph 5(c) hereof shall be a refund of the price paid and transportation costs incurred by Buyer for such Products upon return thereof to Seller. Seller shall have the right to sell Products rejected by Buyer to parties other than Buyer. In the


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event Buyer should wrongly reject any delivery of Products, Buyer shall be responsible for all transportation costs incurred for such Products.

          In no event shall Seller have any liability to Buyer for indirect, incidental or consequential damages or for lost profits or business, even if advised of the possibility that such damages may be incurred.

     10. FORCE MAJEURE. Neither party shall be liable for any failure to perform hereunder due to any cause beyond its reasonable control, including, but not limited to, acts of God, fires, floods, wars, sabotage, accidents, strikes, lockouts, or other labor disputes, shortages of labor, materials, or crude oil, governmental law, ordinances, rules and regulations, whether valid or invalid (including, but not limited to, priorities, requisitions, allocations and price adjustment restrictions), inability to obtain material, equipment or transportation, and any other circumstance or circumstances of a similar or different nature. The party whose performance is prevented by any such contingency shall have the right during the period of such contingency to exclude such portion of the quantity deliverable during such period as is prevented by such contingency from being delivered, whereupon the total quantity deliverable under this Agreement shall be reduced by the quantity so excluded. In the event a party's ability to perform hereunder is affected only in part by force majeure as defined above, such party shall continue to perform its obligations hereunder to the extent not affected by such force majeure.

          A party affected by force majeure shall promptly notify the other party of the existence thereof and the anticipated duration and effect upon its ability to perform hereunder. Such party shall thereafter exercise its reasonable best efforts to eliminate


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the force majeure as quickly as possible; provided that, neither party shall be required to resolve labor disputes or disputes with suppliers of raw materials except in such party's sole discretion in accordance with its judgment as to its best interest. The party declaring force majeure shall promptly notify the other party when such force majeure no longer affects its ability to perform hereunder.

     11. NOTICES. Notices under this Agreement may be given by personal delivery, mail or by fax. Any notice required or permitted to be given hereunder shall be deemed received when received by U.S. mail, postage prepaid, registered or certified; notices shall be deemed received when sent if sent by fax. All notices shall be sent as follows:

               To Seller, to:

                    Quaker State Corporation
                    255 Elm Street
                    Oil City, PA 16301
                    Attn: Vice President/Manufacturing
                    FAX: (814) 676-7030

               To Buyer, to:

                    Petrowax PA Inc.
                    505 West Main Street
                    Smethport, PA 16749
                    FAX: (814) 887-7790
                    Attention: President, copy to
                               Tom Causer

     12. DEFAULT. A party shall be in default hereunder in the event of the occurrence of any of the following:


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          a.   Such party should default in the performance of any of its obligations hereunder, which default remains uncured thirty (30) days following receipt of notice specifying the nature of the default from the non-defaulting party; or
          b. If any decree or order is entered by a court adjudicating such party a bankrupt or insolvent or approving as properly filed a petition seeking reorganization of such party under the federal Bankruptcy Code, or any other similar federal or state law, and such decree or order shall have continued undischarged or unstayed for a period of thirty (30) days; or a decree or order of a court for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of such party or a substantial part of its property, or for the winding up or liquidation of its affairs shall have been entered and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

          c. Such party shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy petition against it, or shall file a petition or answer or consent seeking reorganization under the federal Bankruptcy Code or any other similar federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or a substantial part of its assets, or shall make an assignment for the benefit of creditors (other than as contemplated by this Agreement), or shall admit in writing its inability to pay its debts generally as they become due, or corporate action shall be taken by such party in furtherance of any of the foregoing actions; or


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          d.   Buyer shall be in default of its obligations under that certain
Ground Water Processing Remediation Agreement dated April 22, 1994 between Buyer and Seller, after giving effect to the expiration of all cure periods contained therein.
          e. Buyer shall be in default of its obligations under that certain Amendment, Agreement and Joint Release dated April 22, 1994 between Buyer and Seller (the "Amendment").

          In the event of any such default, the non-defaulting party may at its option terminate this Agreement by written notice, without prejudice to any other rights or remedies available to the non-defaulting party by reason of such default.

     13. PRECONDITION TO EFFECTIVENESS. This Agreement shall not become effective, and neither party shall incur any liabilities or obligations to the other party in respect hereof, if any event of default as defined in the 1990 Slack Wax Agreement has occurred after the date of the Amendment which results in a termination of that Agreement.

     14. GOVERNING LAW. This Agreement shall be deemed a contract under and shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

     15. INTEGRATED AGREEMENT. This Agreement together with the Asset Agreement as amended by the the Amendment, the Amendment and the other agreements contemplated thereby constitute the complete and final agreement of the parties related to the subject matter hereof, and no statements or agreements, oral or


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written, made prior to or at the execution hereof shall vary or modify the terms, conditions or provisions hereof.

     16. NO WAIVER. No waiver by either party of one or more rights of termination or defaults by the other party in the performance of this Agreement shall operate or be construed as a waiver of any future or continuing rights, options or defaults, whether of a like or different character.

     17. ASSIGNMENT. This Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither Seller nor Buyer shall assign this Agreement or any interest herein without the prior written consent of the other party. Prior to May 1, 1997, notwithstanding the foregoing, Buyer shall have the right to assign this Agreement as security to a lender, a group of lenders, or other persons or entities which provide financing to Buyer, if such lenders so require and Seller shall, following any foreclosure by such lenders, sell Products to such lenders or their assignees in accordance with the terms hereof, provided that this Agreement shall terminate if within sixty (60) days after a foreclosure, the lenders (or their assignees pursuant to foreclosure) fail to permit or allow Seller to process and continue processing waste water at the Emlenton Wax Plant or McKean Plant or both such facilities at a cost to Seller not exceeding that provided for in that certain Ground Water Processing Remediation Agreement dated April 22, 1994 between Seller and Buyer ("Processing Agreement"). Buyer may also assign this Agreement, at any time to any entity which is controlled by, controls, or is under control with, Buyer and may also assign this Agreement at any time to any one owner of one or both of the


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Emlenton Wax Plant and McKean Plant so long as such assignee continues to operate one or both of such facilities and the Products are being used as charge stock to such facility or facilities and further provided that such assignee assumes all of Buyer's obligations under the Asset Agreement and Buyer's obligations to process waste water at such facility under the Processing Agreement, and further provided that such assignee's credit worthiness has been approved by Quaker State, which approval shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers the day and year first above set forth.

                                        QUAKER STATE CORPORATION


                                        By: /s/ illegible
                                           -------------------------------------

                                        Title:  Chairman and CEO
                                              ----------------------------------


                                        PETROWAX PA INC., debtor and
                                        debtor-in-possession


                                        By: /s/ illegible
                                           -------------------------------------

                                        Title:  Sr. Vice President
                                              ----------------------------------


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